EXLEY Sees Sharp Visitor Increase

MIAMI, FL – March 6, 2014 – EXLEY, the lifestyle and celebrity news channel from QUINT Media Inc. (“QUINT”) (OTCQB: QUNI), today announced that it experienced a sharp increase in site visits during the early weeks of 2014. This dramatic increase in viewer popularity comes in the first quarter following the site’s November 2013 launch, with traffic jumping both on the EXLEY website and its apps for iOS and Android.

“The surge in user interest for EXLEY can be credited to the initiation of a strategic social marketing campaign. The viral stories covered by EXLEY on the most popular days played a critical role as users became increasingly loyal and addicted to the content,” said Tino Dietrich, CEO of EXLEY Media. “The campaign, which played to the virality of these amazing stories, also resulted in an astounding increase in Facebook reach.”

In January, EXLEY managed two campaigns over three days, covering superstar run-ins with the police and the viral photo spread of toddlers dressed as Golden Globe stars on the red carpet. On this day, Dietrich notes, EXLEY site views increased significantly from the previous week.

The obvious attraction of viral celebrity content led EXLEY to publish and push even more stories about the world’s favorite rumors and gossip. Just halfway through the first quarter of 2014, site views soared to a daily 10,000. Intercepting the video of Miley Cyrus responding to a high school prom invitation from one of her fans certainly helped. Broadcasting this notorious celebrity’s reply immediately provided an additional twentyfold boost in page views across approximately 150 countries worldwide.

“Not only has EXLEY seen an increase in page views, but with the marketing campaign, our overall Facebook reach has quadrupled and organic likes increased with each provocative story published,” added Dietrich. “There is no secret formula to making content viral, but I believe EXLEY has an advantage because we couple click-soliciting stories, photos and videos with a great publishing platform that gives EXLEY users the ability to share.”

The EXLEY application is available via the iTunes App Store and Google Play. EXLEY is also available through any mobile browser on smartphones and tablets, and via desktop and laptops at www.GetExley.com.

About EXLEY Media Inc.

EXLEY Media Inc., a subsidiary of QUINT Media Inc., is the owner and operator of EXLEY (www.GetExley.com). EXLEY is a mobile application designed to fit the world’s largest newsroom in the palm of your hand. With it, anyone is enabled to become an influential social columnist or media giant by creating and sharing digital scoops. Audiences can easily discover and then consume this content in 30 seconds or less. Followers, friends and likes are deemphasized – instead, EXLEY is all about you, your interests and location.

About QUINT Media Inc.

QUINT Media Inc. (www.quintmediainc.com) is a digital media company founded to connect people with content relating to their passions, interests, and each other. Supported by proprietary technology and a team of international experts, QUINT is working to lead the digital content shift and monetize its traffic and user activity. QUINT is a publicly traded corporation quoted as QUNI.

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